Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cooper Tire & Rubber Company 2014 Incentive Compensation Plan of Cooper Tire & Rubber Company of our reports dated March 14, 2014, with respect to the consolidated financial statements and schedule of Cooper Tire & Rubber Company and the effectiveness of internal control over financial reporting of Cooper Tire & Rubber Company included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio

June 16, 2014